CARVER BANCORP, INC. ANNOUNCES DEATH OF DIRECTOR WILLIAM J. "BILL" TAGGART
New York, June 09, 2017 – Carver Bancorp, Inc. (Nasdaq: CARV) (the "Company"), the holding company for Carver Federal Savings Bank ("Carver"), announces with great sadness, the passing of William J. "Bill" Taggart, Director of the Board. Mr. Taggart passed away unexpectedly Thursday at his home in Atlanta.
"We are deeply saddened by the passing of Bill Taggart," stated Michael T. Pugh, President, Chief Executive Officer and Director of the Company. "Bill had an impressive career with more than 30-years of experience at Fortune-500 companies, higher education, boutique firms and federal government agencies where he made a positive impact to society and business alike, particularly in the Atlanta region."
Mr. Taggart joined the Company's board in January 2017 and was also serving as Interim President of Morehouse College. He had previously served as the President and CEO of Atlanta Life Financial Group and the Chief Operating Officer for the Office of Federal Student Aid, which is a position appointed by the U.S. Secretary of Education.
About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. In light of its mission to promote economic development and revitalize underserved communities, Carver has been designated by the U.S. Department of the Treasury as a community development financial institution.  Carver is the largest African- and Caribbean-American managed bank in the United States, with nine full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens.  For further information, please visit the Company's website at www.carverbank.com.
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Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties.  More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

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